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                                                                   Exhibit 10.43















                             TENNECO AUTOMOTIVE INC.
                          SUPPLEMENTAL RETIREMENT PLAN

                                      [SRP]



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              Tenneco Automotive Inc. Supplemental Retirement Plan

         The Tenneco Automotive Inc. Supplemental Retirement Plan (the "Plan") is hereby established by Tenneco Automotive Inc. (the "Company") effective January 1, 2005. The Plan is an unfunded plan for the purpose of providing retirement benefits with respect to certain employees that are equal to retirement benefits lost under the Tenneco Automotive Inc. Retirement Plan for Salaried Employees (the "Retirement Plan") as a result of the imposition of the limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). The portion of the Plan that provides for benefits limited by Code
Section 415 is maintained as an "excess benefit plan" as described in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The other benefits provided for under the Plan are only available to a "select group of management or highly compensated employees" as determined by the Compensation/Nominating/Governance Committee of the Board of Directors of the Company (the "Committee"), and the portion of the Plan providing such benefits is intended to satisfy the ERISA exemption requirements for a plan limited to such group. Capitalized terms not defined herein shall have the meaning ascribed to such term in the Retirement Plan.

1.       Effective Date.

         The Plan is a new plan established effective January 1, 2005 (the "Effective Date").

2.       Eligibility.

         An employee shall be a "Participant" in this Plan if the employee is a participant in the Retirement Plan or is provided a benefit under
         Section 12 hereof.

3.       Amount of Benefit.

         The benefit payable under the Plan to a Participant, or the Participant's Eligible Spouse, Eligible Child(ren) or other eligible beneficiary(ies), all as determined under the provisions of the Retirement Plan (the "Plan Benefit"), shall equal the excess, if any, of (a) over (b) where:

         (a) is the benefit that would be paid under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by the Code and, only with respect to Participants who, at any time, were executive incentive level participants in the Company's Value Added "TAVA" Incentive Compensation Plan (the "TAVA Plan"), if Final Average Compensation, as computed under the Retirement Plan, were determined on the basis of compensation paid during the three calendar years (of the five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such compensation is the highest, and increased by the quotient of (i) the total of the cash bonuses, as defined below, paid to the Participant in the three calendar years (during the same five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such total is the highest, divided by (ii) three or such lesser number of calendar years (included in such period) in which such bonuses were paid to the


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         Participant; provided, that the calendar year including his or her termination or retirement shall be included if such event follows the payment of regular bonuses for that year; and provided, that bonuses and salary, respectively, deferred at the election of the Participant shall be counted only in the year that they would have been paid absent such election, and provided, further, that the foregoing language shall be applied to count bonuses which relate to a calendar year as paid in that year, for example, 2005 bonuses will be counted in 2005 notwithstanding the fact that they are actually paid in 2006; and

         (b) is the total benefit that is payable under the Retirement Plan, the Tenneco Retirement Plan (and any successor thereto) and the Tenneco Automotive Inc. Supplemental Executive Retirement Plan.

         Notwithstanding the foregoing, if, except as otherwise provided in writing, an employee is granted credit for purposes of benefit accrual under the Retirement Plan for service rendered prior to the time that the employee became a participant in the Retirement Plan, such employee shall be credited with such service under this Plan only if and to the extent determined by the Committee. Unless otherwise provided in writing, no benefit shall be payable under the Plan unless a benefit also is payable under the Retirement Plan.

         Cash bonus means only cash bonuses paid under the TAVA Plan and other cash bonuses as the Committee determines.

4.       Form of Benefit.

         The Plan Benefit shall be in the form of a single lump sum payment and shall be payable as soon as practicable after the Participant's separation of service; provided, however, that with respect to any Participant who is a "key employee" as defined by Section 409A(a)(2)(B)(i) of the Code, payment of the Plan Benefit shall be made no earlier than six months from Participant's separation of service with the Company.

         The actuarial factors set forth in the Retirement Plan shall be used to compute Plan Benefits, provided that, for purposes of a lump sum payment, the interest rate used shall be the annual rate of interest on 30 year Treasury securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs, and the applicable mortality table described in Rev. Rul. 95-6, 1995-1 C.B. (page 80), or in such other formal guidance as may be issued from time to time by the IRS.

5.       Termination of Participation in 2005.

         If a Participant separates from service with the Company in 2005, such Participant may elect, in a writing filed with the Committee, to terminate his/her participation in the Plan for 2005. Any amounts would be payable to the Participant and subject to immediate taxation.


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6.       Unfunded Plan.

         The Plan shall be maintained as an unfunded non-qualified deferred compensation plan. All benefits under this Plan shall be payable from the general assets of the Company. No person shall be entitled to receive any benefits under this Plan from the funds of the Retirement Plan.

7.       No Assignment.

         No benefit under this Plan shall be assignable or alienable or subjected, by attachment or otherwise, to the claims of creditors of any person.

8.       No Guarantee of Employment.

         This Plan shall not be construed to give any Participant the right to be retained in the employment of the Company or any of its affiliates.

9.       Operation and Administration.

         This Plan shall be operated under the direction of and administration of the Committee.

         The Committee shall have the sole and complete authority and discretion to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan, and to determine facts under the Plan as it shall from time to time deem advisable.

         The Committee's decision in all matters involving the interpretation and application of this Plan shall be final and binding. The Committee shall establish a claims procedure which consistent with the claims procedures employed under the Retirement Plan.

10.      Governing Law.

         To the extent not preempted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of Illinois.

11.      Amendment and Discontinuance.

         The Company reserves the right, by action of the Committee, to amend or discontinue the Plan. However, no such amendment or discontinuance shall impair or adversely affect any benefits accrued under this Plan as of the date of such action.


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12.      Special Appendix.

         The Company may from time to time determine to provide certain persons additional supplemental pension benefits, which may be reflected in a Special Appendix hereto or in such other document as the Company shall determine. References in a Special Appendix or such other document to the "Plan" are to this Plan.


IN WITNESS WHEREOF, the Company has cause this Plan to be executed on its behalf by the respective officers thereunder duly authorized, as of the Effective Date.


                                                   TENNECO AUTOMOTIVE INC.


                                                   /s/ RICHARD P. SCHNEIDER
                                                   ------------------------

                                                   By: Richard P. Schneider

                                                   Its: Senior Vice President,
                                                        Global Administration